June 20, 2017

The Company Changes its Name to SRC Energy Inc; Provides Operations Update; Highlights Participation in Upcoming Investor Conferences
DENVER, CO June 20, 2017 (Marketwired)—SRC Energy Inc (NYSE MKT: SRCI) (“SRC” or the “Company”), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, today announces that Synergy Resources Corporation shareholders have approved the change of the Company’s name to SRC Energy Inc., provides an operations update and discloses participation in upcoming investor conferences.
Name Change
At this year’s annual meeting of shareholders, held on June 15, 2017, shareholders approved the proposal to change the Company’s name to SRC Energy Inc. The Company has been doing business as SRC Energy Inc. since March 3, 2017 and as of June 15, 2017 the Articles of Incorporation have been amended, restated and filed with the Colorado Secretary of State.
Operations Update

Pad by Pad Status			Well Count by Zone
Pad Name	Lateral Length	Avg. WI	Niobrara	Codell	Status
Kawata	10 ML	69%	7	3	TIL
Williams	8 ML	100%	6	2	Early Flowback
Orr	12 ML	96%	7	5	Stimulating
Orr State	12 ML	95%	7	5	Stimulating
Goetzel	12 ML	74%	7	5	Stimulating
Hood	12 ML	83%	8	4	WOC
Beebe	12 ML	73%	7	5	Drilling
Leffler	12 LL	85%	7	5	Drilling
WOC – Waiting on completion | TIL – Turned in line
Completions activity on the Evans pad commenced late in 2016 and the 22 wells were completed in tranches of 5 to 6 wells each. Detailed 90-day production totals for the first two tranches are noted below. The first tranche consisted of all long laterals, which averaged 831 barrels of oil equivalent per day per well over the

June 20, 2017

first 90 days of production and now have been on production for approximately 135 days. The second tranche consisted of all extended reach laterals, which averaged 771 barrels of oil equivalent per day per well over the first 90 days of production and have now been on production for approximately 110 days.

Evans Tranche #	Well Count	Avg. Lateral Length	Avg. 90-Day Cum. Prod Per Well (BOE)	Oil %	NGL %	Gas %	Latest 5-Day Avg.* Production Per Well (BOE/D)
Tranche #1	6	~9,300’	74,827	42%	23%	35%	715
Tranche #2	6	~12,000’	69,419	43%	23%	34%	1,141
All production data is 3-stream utilizing a 3.5 gal yield and 25% gas shrink * 5-day avg from June 11-June 16
On May 2, 2017, the Colorado Oil and Gas Commission issued a Notice to Operators (NTO) to verify the location of all flowlines associated with operated wells and the integrity of those flowlines. SRC has completed all field work associated with the NTO and will file the required paperwork regarding its operations ahead of the June 30, 2017 deadline.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC commented, “As we progress through the second quarter, our team continues to execute SRC’s two-rig development plan with impressive efficiency. SRC’s acreage offers competitive returns when compared to other U.S. onshore shale plays. We now have 90 days of production for the first two tranches of Evans wells. The first tranche appears to have plateaued after 90 days of production but the second tranche, all of which are two and a half mile laterals, is continuing to ramp up at pressure managed rates even after 90 days. The Evans pads were an exciting test of our team’s capabilities and we are very pleased with the initial performance. We intend to report results from the remaining two tranches in addition to the Weideman Pad when they have each accumulated 90 days of production history.” Mr. Peterson also remarked, “SRC expects to satisfy all requirements from the Notice to Operators in advance of the deadlines with very little impact to our ongoing operations. We will continue with our ongoing plugging program to eliminate legacy vertical wells operated by SRC.”

June 20, 2017

Upcoming Investor Conferences
Presentations provided in conjunction with these events will be available on SRC's website at www.srcenergy.com the morning of the respective presentation. Members of SRC senior management will participate in the following hosted investor events; please refer to the Company’s website for specific presentation dates and attendees:
Wells Fargo Securities West Coast Energy Conference
June 20, 2017 at the Ritz-Carlton in San Francisco, CA
Tudor Pickering Holt & Co Hotter N’ Hell Conference
June 21, 2017 at the Marriott Marquis in Houston, TX
JP Morgan Energy Equity Conference
June 26, 2017 at the Grand Hyatt New York in New York, NY

About SRC Energy Inc.
SRC Energy Inc. is a domestic oil and natural gas exploration and production company with its core area of operations in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate office is located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.
Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected future operations. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the

June 20, 2017

accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com